Exhibit 99.1

Contacts:

Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
(212) 687-8080

EQUUS ANNOUNCES THIRD QUARTER NET ASSET VALUE

HOUSTON, TX – November 11, 2010 – Equus Total Return, Inc. (NYSE: EQS) (the “Fund” or “Equus”) reports net assets as of September 30, 2010, of $31.5 million, a decrease of $6.4 million since June 30, 2010.  Net assets per share declined to $3.55 as of September 30, 2010 from $4.28 as of June 30, 2010.  Comparative data is summarized below (in thousands, except per share amounts):

For the Quarter Ended	9/30/2010	6/30/2010	3/31/2010	12/31/2009	9/30/2009
Net assets	$31,474	$37,888	$50,151	$50,901	$65,632
Shares outstanding	8,862	8,862	8,862	8,862	8,862
Net assets per share	$3.55	$4.28	$5.66	$5.74	$7.41

The overall decline in net asset value during the third quarter 2010 resulted principally from the decrease in the fair values of the following portfolio holdings:

•
1848 Capital Partners, LLC (“1848”).  The Fund wrote down the fair value of its loan to 1848 from $1.3 million to $0.3 million due to uncertainty concerning the recoverability of the loan and the value reflects the estimated net liquidation value of certain of 1848’s assets and holdings.

•
Big Apple Entertainment Partners, LLC (“Big Apple”).  The Fund wrote down the fair value of its loan to Big Apple from $3.2 million to $2.3 million due to a decrease in operating results and a default in the loan which matured in October 2010.

•
ConGlobal Industries Holding, Inc. (“ConGlobal”).  The Fund wrote down the fair value of its holding in ConGlobal from $7.3 million to $6.0 million due to a decrease in trailing 12 month operating results.

•
Equus Media Development Company, LLC (“EMDC”).  The Fund wrote down the fair value of its holding in EMDC from $1.7 million to $1.2 million.  The value of individual properties held by EMDC, a wholly-owned subsidiary of the Fund, has been discounted to reflect the current status and holding period of these properties which, in some cases, exceeds three years.

•
Riptide Entertainment, LLC (“Riptide”).  The Fund wrote down the fair value of its holdings in Riptide from $0.2 million to $0 due to the underperformance and non-performance of Riptide’s holdings in various entertainment properties, including its equity holding in Big Apple.

•	Spectrum Management, LLC (“Spectrum”). The Fund wrote down the fair value of its investment in Spectrum from $4.6 million to $2.3 million due to a decrease in trailing 12 month operating results.

Significant events subsequent to the end of the quarter were as follows:

•
Collection of Funds from London Bridge Entertainment Partners, LLC (“London Bridge”).  On July 1, 2010, the Fund made a short-term loan of $0.6 million to London Bridge which was repaid in full, together with all interest as accrued, on October 1, 2010.

•
Approval of Rights Offering.  On November 1, 2010, the Fund announced that its Board of Directors had approved the terms of a non-transferable rights offering to the Fund’s shareholders to purchase shares of its common stock.  The Fund intends to issue 1,772,329 new shares of its common stock pursuant to the exercise of rights, such that each record date holder shall be entitled to purchase one share of common stock for every five shares held on such date.  The Fund has filed a registration statement with the Securities and Exchange Commission in connection with the offering, which also includes a prospectus describing the offering and containing additional information about the Fund.  A copy of the registration statement can be obtained on the Fund’s website at www.equuscap.com.

About Equus
The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.